EXHIBIT 10.45

EMPLOYMENT AGREEMENT

BETWEEN

LEE S. SALTZMAN

AND

FIRST STATES GROUP, L.P.

This Employment Agreement (the “Agreement”), dated as of July 3, 2003, between First States Group, L.P., a Delaware limited partnership (the “Company”), and Lee S. Saltzman (the “Executive”):

WHEREAS, American Financial Realty Trust, a Maryland real estate investment trust (the “REIT”), is a limited partner and the sole owner of the general partner of the Company;

WHEREAS, the Company wishes to employ the Executive in the capacities and on the terms and conditions set out below, and the Executive has agreed to accept such employment, in the capacities and on the terms and conditions set forth below.

NOW, THEREFORE, the Company and the Executive, in consideration of the respective covenants set out below, hereby agree as follows:

1.	EMPLOYMENT.

(a)  POSITIONS. Beginning on such date as the Executive and the Chief Executive Officer shall mutually agree (the “Effective Date”), the Executive shall be employed by the Company as Senior Vice President and Chief Investment Officer. The Executive shall also be an officer of the REIT as its Senior Vice President and Chief Investment Officer.

(b)  DUTIES. The Executive shall report to the Chief Executive Officer of the Company (the “Chief Executive Officer”) and his principal employment duties and responsibilities shall be those duties and responsibilities consistent with this position as are assigned by the Chief Executive Officer or the Board of Trustees of the REIT (the “Board”).

(c)  EXTENT OF SERVICES. Except for illnesses and vacation periods, the Executive shall devote all of his working time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement. Notwithstanding the foregoing, the Executive may (i) make any passive investment where he is not obligated or required to, and shall not in fact, devote any managerial efforts, (ii) participate in charitable, academic or community activities, and in trade or professional organizations, or (iii) hold directorships in other companies consistent with the Company’s conflict of interest policies and corporate governance guidelines as in effect from time to time.

2.     TERM. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect thereafter for a term of three (3) years following the Effective Date (the “Initial Term”), and shall be automatically extended for an additional one (1) year term at the end of the Initial Term, and an additional one (1) year term on each one-year anniversary of the one (1) year term (the last day of each such term is referred to herein as a “Term Date”), unless either party terminates this Agreement not later than sixty (60) days prior to a Term Date by providing written notice to the other party of such party’s intent not to renew, or it is sooner terminated pursuant to Section 7. For purposes of this Agreement, “Term” shall mean the actual duration of the Executive’s employment hereunder, taking into account any extensions pursuant to this Section 2 or early termination of employment pursuant to Section 7.

3.     BASE SALARY. The Company shall pay the Executive a base salary annually (the “Base Salary”), which shall be payable in periodic installments according to the Company’s normal payroll practices. The initial Base Salary shall be $200,000. The Board or the Compensation and Human Resources Committee of the REIT (the “Compensation Committee”) shall review the Base Salary at least once a year to determine whether the Base Salary should be increased effective January 1 of each year during the Term; provided, however, that on each January 1 during the Term, the Base Salary shall be increased by a minimum positive amount equal to the Base Salary in effect on January 1 of the prior year multiplied by the percentage increase in the Consumer Price Index for such year, except that on January 1, 2004, the amount shall be the percentage increase from the first day of the month in which the Effective Date occurs to January 1, 2004. The amount of the increase shall be determined before March 31 of each year and shall be retroactive to January 1. The Base Salary, including any increases, shall not be decreased during the Term. For purposes of this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this Section 3.

4.	INCENTIVE AWARDS.

(a)  ANNUAL INCENTIVE BONUS. The Executive shall be entitled to receive an annual cash incentive bonus for each fiscal year during the Term of this Agreement consistent with a bonus policy adopted by the Compensation Committee (the “Bonus Policy”). For the period beginning on the Effective Date and ending on December 31, 2003, if the Executive or the Company, as the case may be, satisfies the performance criteria contained in such Bonus Policy for the 2003 fiscal year, the Executive shall receive an annual incentive bonus in an amount equal to two (2) times his Base Salary, with his Base Salary for this purpose being pro rated and adjusted to reflect the portion of the fiscal year that the Executive was employed by the Company. Beginning January 1, 2004, and for each year thereafter, if Executive or the Company, as the case may be, satisfies the performance criteria contained in such Bonus Policy for a fiscal year, he shall receive an annual incentive bonus of up to two (2) times his Base Salary, as in effect for such fiscal year, as recommended by the Chief Executive Officer and subject to approval by the Compensation Committee. If Executive or the Company, as the case may be, fails to satisfy the performance criteria contained in such Bonus Policy for a fiscal year, he may be eligible to receive an incentive bonus for such fiscal year, in such amount as is recommended by the Chief Executive Officer and subject to approval by the Compensation Committee. Beginning January 1, 2004, the Bonus Policy shall contain both individual and group goals established by the Compensation Committee. Notwithstanding the foregoing, in no event shall the annual incentive bonus payable to Executive be less than a guaranteed bonus amount, irrespective of whether the Executive satisfies the performance criteria contained in the Bonus Policy as in effect for such fiscal year (the “Guaranteed Bonus”), or exceed two (2) times his Base Salary as in effect for such fiscal year. The Guaranteed Bonus shall be $22,916.67 per month. The Board or the Compensation Committee shall review the Guaranteed Bonus at least once a year to determine whether the Guaranteed Bonus should be increased effective January 1 of each year during the Term. The Guaranteed Bonus portion of the annual incentive bonus shall be paid during the fiscal year pursuant to the Company’s normal payroll practices. The balance of the annual incentive bonus (the incremental portion of the annual incentive bonus in excess of the Guaranteed Bonus amount, if any) shall be paid to the Executive no later than thirty (30) days after the date the Compensation Committee approves the annual incentive bonus payable to the Executive for such fiscal year. For purposes of this Agreement, the term “Incentive Bonus” shall mean the amount established pursuant to this Section 4(a).

(b)  OUTPERFORMANCE PLAN BONUS. The REIT has established the 2003 Outperformance Plan (the “OPP”) as an incentive compensation plan for key employees with awards determined based on the annual and the three-year total return to shareholders of the REIT. The Executive shall be eligible to participate in the OPP as of the Effective Date in an amount as determined by the Compensation Committee.

5.	STOCK BASED AWARDS.

(a)  OPTION GRANTS. The REIT has established the 2002 Equity Incentive Plan (“Equity Incentive Plan”). The Company agrees that on the Effective Date, Executive will receive an initial grant of options (the “Initial Grant Options”) to purchase 75,000 common shares of beneficial ownership of the REIT (“Common Shares”) under the Equity Incentive Plan. The grant of the Initial Grant Options will be made pursuant to an Award Agreement (the “Award Agreement”) that will contain the terms and conditions of the grant, subject to the terms of the Equity Incentive Plan. The Award Agreement will contain provisions stating that the Initial Grant Options will have a term of ten (10) years and will vest and become exercisable with respect to 25% of the underlying Common Shares on the one-year anniversary of the date of grant and 6.25% of the underlying Common Shares on the last day of each fiscal quarter thereafter until fully vested; provided, however, that, upon any of the following events the Executive will be 100% vested in the Initial Grant Options: (i) a Change in Control (as defined herein), (ii) a termination by the Company without Cause (as defined herein), (iii) his death, or (iv) his becoming Permanently Disabled (as defined herein). Executive will forfeit all unvested Initial Grant Options if he is terminated at any time for Cause, or if he voluntarily terminates his employment with the Company for any reason. The exercise price of the Initial Grant Options shall be the market value of the REIT’s shares on the Effective Date, except to the extent otherwise required for the Initial Grant Options to be treated as ISOs (as defined below). The Executive shall be eligible to receive future option grants as recommended by the Chief Executive Officer and approved by the Compensation Committee.

The Initial Grant Options are intended to meet the qualifications of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code” and “ISO” respectively) to the fullest extent possible and in excess of that amount, they will be treated as stock options that do not meet the terms of Code Section 422 (“NQSO”).

(b)  RESTRICTED SHARE AWARDS. The Executive shall be eligible to receive restricted Common Shares of the REIT (“Restricted Share Grants”) as recommended by the Chief Executive Officer and approved by the Compensation Committee, but only to the extent that restricted shares become available for issuance under the Equity Incentive Plan. If the REIT obtains shareholder approval of an increase in the number of restricted shares authorized for issuance to employees under the Equity Incentive Plan, then the Company will submit a recommendation to the Compensation Committee to award to the Executive, subject to review and approval by the Compensation Committee, a Restricted Share Grant for 25,000 Common Shares (the “Initial Restricted Share Grant”). Awards of Restricted Share Grants shall be on the following terms: vesting at the rate of 33.33% of the underlying Common Shares on the one-year anniversary of the effective date of the grant of Common Shares as Restricted Share Grants and 8.33% of the underlying Common Shares on the last day of each fiscal quarter thereafter until fully vested; provided, however, that, upon any of the following events the Executive will be 100% vested in the Restricted Share Grants: (i) a Change in Control (as defined herein), (ii) a termination by the Company without Cause (as defined herein), (iii) his death, or (iv) his becoming Permanently Disabled (as defined herein). Executive will forfeit all unvested Restricted Share Grants if he is terminated for Cause or if he voluntarily terminates his employment with the Company for any reason. Any Common Shares issued as Restricted Share Grants will have voting and dividend rights. If the Initial Restricted Share Grant has not been issued to the Executive by the record date for the dividend for the third quarter of 2003, then the Company will pay the Executive a dividend equivalent payment on the payment date for the dividend for the third quarter of 2003, and on each dividend payment date thereafter, until such time as either the Initial Restricted Share Grant is awarded or the Executive’s employment is terminated for any reason.

6.	BENEFITS.

(a)  VACATION. The Executive shall be entitled to four (4) weeks paid vacation per full calendar year, which shall accrue during the Executive’s employment with the Company.

(b)  SICK AND PERSONAL DAYS. The Executive shall be entitled to sick and personal days pursuant to Company policy.

(c)  EMPLOYEE BENEFIT PLANS. The Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, will be eligible for and entitled to participate in any Company sponsored employee benefit plans, including but not limited to benefits such as group health, dental, accident, disability insurance, group life insurance, and a 401(k) plan, as such benefits may be offered from time to time, on a basis no less favorable than that applicable to other executives of the Company.

(d)  OTHER BENEFITS.

(i)	ANNUAL PHYSICAL. The Company shall provide, at its cost, a medical examination for the Executive on an annual basis by a licensed physician in the Philadelphia, Pennsylvania or the New York, New York area selected by the Executive.

(ii)	CAR ALLOWANCE. The Company shall pay Executive a monthly car allowance that is not less than $750.00 per month.

(iii)	DIRECTORS AND OFFICERS INSURANCE. During the Term and the Severance Period, the Executive shall be entitled to directors and officers insurance coverage for his acts and omissions while an officer of the Company and the REIT on a basis no less favorable to him than the coverage provided to current officers and trustees.

(iv)	EXPENSES, OFFICE AND SECRETARIAL SUPPORT. The Executive shall be entitled to reimbursement of all reasonable expenses, in accordance with the Company’s policy as in effect from time to time and on a basis no less favorable than that applicable to other executives of the Company, including, without limitation, telephone, reasonable travel and reasonable entertainment expenses incurred by the Executive in connection with the business of the Company, promptly upon the presentation by the Executive of appropriate documentation. The Executive shall also be entitled to appropriate office space, administrative support, and such other facilities and services as are suitable to the Executive’s positions and adequate for the performance of the Executive’s duties.

(v)	PROFESSIONAL LICENSES; CONTINUING EDUCATION. The Company shall pay for the Executive’s New York real estate license and the professional licenses of the Executive in all states in which he is licensed to practice law, and shall reimburse the Executive for all reasonable costs incurred in his complying with any continuing legal education or other requirements required to maintain his licenses.

(vi)	REAL ESTATE ORGANIZATIONS. The Company shall pay for the Executive to be a member of real estate organizations that have been approved by the Chief Executive Officer.

(vii)	HOUSING ALLOWANCE. The Company shall pay for or provide long-term extended stay housing for the Executive during the Term. On a year-to-year basis during the Term, the Chief Executive Officer and the Executive shall review the housing allowance and determine the form it shall take for the following year.

7.     TERMINATION. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

(a)  DEATH OR PERMANENT DISABILITY. Immediately upon death or Permanent Disability of the Executive. As used in this Agreement, “Permanent Disability” shall mean an inability due to a physical or mental impairment to perform the material services contemplated under this Agreement for a period of six (6) months, whether or not consecutive, during any 365-day period. A determination of Permanent Disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Permanent Disability shall be binding on all parties. The appointment of one or more individuals to carry out the offices or duties of the Executive during a period of the Executive’s inability to perform such duties and pending a determination of Permanent Disability shall not be considered a breach of this Agreement by the Company.

(b)  FOR CAUSE. At the election of the Company and subject to the provisions of this Section 7(b), immediately upon written notice by the Company to the Executive of his termination for Cause. For purposes of this Agreement, “Cause” for termination shall be deemed to exist solely in the event of (i) the conviction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, a felony (exclusive of any felony relating to negligent operation of a motor vehicle and not including a conviction, plea of guilty or nolo contendere arising solely under a statutory provision imposing criminal liability upon the Executive on a per se basis due to the Company offices held by the Executive, so long as any act or omission of the Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board or the Chief Executive Officer), (ii) a willful breach of his duty of loyalty which is materially detrimental to the Company, (iii) a willful failure to perform or adhere to explicitly stated duties that are consistent with the terms of this Agreement, or the Company’s reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including without limitation any business code of ethics adopted by the Board, or to follow the lawful directives of the Board (provided such directives are consistent with the terms of this Agreement) which, in any such case, continues for thirty (30) days after written notice from the Chief Executive Officer to the Executive, or (iv) gross negligence or willful misconduct in the performance of the Executive’s duties. For purposes of this Section 7(b), no act, or failure to act, on the Executive’s part will be deemed “gross negligence” or “willful misconduct” unless done, or omitted to be done, by the Executive not in good faith and without a reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company. The parties agree that in order to terminate the Executive pursuant to Subsections (ii) and (iv) hereof, the Company shall first be required to prove to the reasonable satisfaction of the Executive that he engaged in improper conduct under these Subsections, and if the Executive shall not agree with the Company’s assessment of his conduct, then the Executive shall not be terminated until an arbitrator, as provided for in Section 13(b), has determined that the Executive’s conduct constituted improper conduct under the applicable Subsection.

(c)  WITHOUT CAUSE; VOLUNTARY RESIGNATION. At the election of the Company without Cause, and at the election of the Executive for any reason, in either case upon thirty (30) days prior written notice to the Executive or the Company, as the case may be.

8.	EFFECTS OF TERMINATION.

(a)  TERMINATION ON PERMANENT DISABILITY OR BY THE COMPANY WITHOUT CAUSE. If, at any time after the date of this Agreement, the employment of the Executive should terminate by reason of his becoming Permanently Disabled or should terminate at the election of the Company without Cause, then the Company shall pay all compensation and benefits for the Executive as follows:

(i)	any Base Salary, Guaranteed Bonus, Incentive Bonus, expense reimbursements and all other compensation related payments that are payable as of his termination of employment date that are related to his period of employment preceding his termination date, and

(ii)	the prorated amount of the maximum Incentive Bonus for the year in which the termination of employment occurs, prorated for the portion of such year during which the Executive was employed prior to the effective date of the termination, and subtracting out all Guaranteed Bonus payments received by the Executive during such year, and

(iii)	the amount equal to his (A) Base Salary, plus (B) his Guaranteed Bonus, at the rates in effect on the effective date of his termination of employment, that would have been paid or payable for the duration of the Term of this Agreement, or if greater, for 12 months (the “Severance Period”).

The sum of the amount payable under subsections (ii) and (iii) hereof is referred to herein as his “Severance Payment”.

(iv)	The Severance Payment shall be made in a single, lump sum cash payment before the later of (x) thirty (30) days after the effective date of the Executive’s termination of employment, and (y) the delivery of the signed Release (as defined below) to the Company and the expiration of the Executive’s statutory period to revoke the Release. With respect to any Severance Payment attributable to a period after the expiration of 24 calendar months after the termination of the Executive’s employment, such payment shall be reduced for compensation earned from other employment or self-employment after that date, and the Executive shall refund to the Company any amount due as a result of such reduction.

(v)	The Company shall allow the Executive to continue to participate during the Severance Period in any healthcare, dental, vision and prescription drug plans in which the Executive was entitled to participate immediately prior to his termination, to the same extent and upon the same terms as the Executive participated in such plans prior to his termination, provided that the Executive’s continued participation is permissible or otherwise practicable under the general terms and provisions of such benefit plans and programs. During the Severance Period, the Company shall pay for the Executive’s continued participation in said healthcare, dental, vision and prescription drug plans, including but not limited to premiums for such programs. To the extent that continued participation is neither permissible nor practicable, the Company shall take such actions as may be necessary to provide the Executive with substantially comparable benefits (without additional cost to the Executive) outside the scope of such plans, including, without limitation, reimbursing the Executive for his costs in obtaining such coverage, such as COBRA premiums paid by the Executive and/or his eligible dependents. If the Executive engages in regular employment after his termination of employment (whether as an executive or as a self-employed person), any employee benefit and welfare benefits received by the Executive in consideration of such employment which are similar in nature to the healthcare, dental, vision and prescription drug plans provided by the Company will relieve the Company of its obligation under this Section 8(a)(v) to provide comparable benefits to the extent of the benefits so received.

(vi)	The Executive’s Initial Grant Options awarded under the Equity Incentive Plan shall immediately become 100% vested, and he shall have a two-year period following the effective date of his termination of employment in which to exercise his vested stock options, including those stock options that vested upon his termination of employment.

(vii)	The Executive’s restricted Common Shares awarded under the Equity Incentive Plan shall immediately become 100% vested, and all restrictions shall lapse on the vested portion of the Restricted Stock Grants.

(viii)	The Executive would be entitled to vest in and receive a percentage of his total OPP allocation for the 3-year term of the OPP (the “OPP Allocation”) equal to (x) the number of complete months the Executive had participated in the OPP from the Effective Date through the effective date of his termination of employment, divided by (y) 36 (representing the total number of months in the OPP term), in lieu of the scheduled vesting of his OPP Allocation under the OPP. This percentage of his OPP Allocation would be paid to the Executive (less any cash OPP payments previously received by the Executive) after the OPP reward is determined at the end of the OPP plan term.

(ix)  If the Severance Period is less than 24 months, then the Noncompete Period in Section 11 shall be reduced to be equal to the Severance Period.

(x)  All Severance Payments and other severance benefits under this Section 8(a) are contingent on Executive signing a release of claims, substantially in the form attached hereto as Exhibit A (the “Release”).

(b)  TERMINATION ON DEATH. Upon a termination of employment due to the Executive’s death, the Executive shall become 100% vested in the Initial Grant Options and Restricted Share Grants awarded to the Executive under the Equity Incentive Plan. The Executive’s personal representative shall have a one-year period following the Executive’s death in which to exercise his vested stock options, including those stock options that vested on death. The Company shall pay to the Executive’s personal representative any Base Salary, Guaranteed Bonus, expense reimbursements and all other compensation related payments that are payable as of his date of death and that are related to his period of employment preceding his date of death, and within 60 days after the Executive’s death, shall pay to the Executive’s personal representative a prorated amount of maximum Incentive Bonus for the year in which the Executive’s death occurs, prorated for the portion of the year during which the Executive was employed prior to his death, and subtracting out all Guaranteed Bonus payments received by the Executive during such year.

(c)  BY THE COMPANY FOR CAUSE OR VOLUNTARILY BY THE EXECUTIVE. In the event that the Executive’s employment is terminated by the Company for Cause or voluntarily by the Executive, the Company shall pay the Executive his Base Salary, Guaranteed Bonus, expense reimbursements and all other compensation related payments that are payable as of his termination of employment date and that are related to his period of employment preceding his termination date. The Executive shall forfeit all unvested options and restricted Common Shares if he is terminated by the Company for Cause, and, subject to Section 9(b) below, he shall forfeit all unvested options and restricted Common Shares if he voluntarily terminates his employment with the Company.

(d)  TERMINATION OF AUTHORITY. Immediately upon the Executive terminating or being terminated from his employment with the Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise, the Executive will stop serving the functions of his terminated or expired position(s) and shall be without any of the authority or responsibility for such position(s).

9.	CHANGE OF CONTROL.

(a)  CHANGE OF CONTROL. For purposes of this Agreement, a “Change of Control” will be deemed to have taken place upon the occurrence of any of the following events:

(i)	any person, entity or affiliated group, excluding the REIT or any employee benefit plan of the REIT, acquiring more than 50% of the then outstanding voting shares of the REIT,

(ii)	the consummation of any merger or consolidation of the REIT into another company, such that the holders of the voting shares of the REIT immediately prior to such merger or consolidation is less than 50% of the voting power of the securities of the surviving company or the parent of such surviving company,

(iii)	the complete liquidation of the REIT or the sale or disposition of all or substantially all of the REIT’s assets, such that after the transaction, the holders of the voting shares of the REIT immediately prior to the transaction is less than 50% of the voting securities of the acquiror or the parent of the acquiror, or

(iv)	a majority of the Board of the REIT votes in favor of a decision that a Change of Control has occurred.

(b)  CERTAIN BENEFITS UPON A CHANGE OF CONTROL. In the event of a Change of Control, the Executive shall become 100% vested in the Initial Grant Options and Restricted Share Grants awarded to the Executive under the Equity Incentive Plan and if the Executive voluntarily terminates his employment for any reason after the Change of Control, then the Executive shall have a one-year period following the Change of Control in which to exercise his vested stock options, including those stock options that vested upon the Change of Control.

(c)  EXCISE TAX.

(i)	In the event that any payment or benefit received or to be received by the Executive in connection with a change in control or a termination of the Executive’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control or any person affiliated with the Company or such person) (all such payments and benefits being hereinafter called “Total Payments”), such that the Executive will be subject (in whole or in part) to the excise tax imposed under Code Section 4999 (“Excise Tax”) on such payments and benefits, then the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of the Excise Tax and any federal, state and local tax on the Gross-Up Payment, will be equal to the Total Payment. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on such date, net of the maximum deduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(ii)	The Executive or the Company may request, prior to the time any payments under this Agreement are made, a determination of whether any or all of the Total Payments will be subject to the Excise Tax and, if so, the amount of such Excise Tax and the federal, state and local tax imposed on the Gross-Up Payment. If such a determination is requested, it shall be made promptly, at the Company’s expense, by tax counsel selected by the Executive and approved by the Company (with such approval not being unreasonably withheld), and such determination shall be conclusive and binding on both parties. The Company agrees to provide any information reasonably requested by such tax counsel. Tax counsel may engage accountants or other experts, at the Company’s expense, to the extent deemed necessary or advisable for them to reach a determination. For these purposes, the term “tax counsel” shall mean a law firm with expertise in federal income tax matters.

(iii)	In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive will repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment, without any interest thereon. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder, the Company will make an additional Gross-Up Payment in respect of such excess and in respect of any portion of the Excise Tax with respect to which the Company had not previously made a Gross-Up Payment (plus any interest, penalties or additions payable by the Executive with respect to such excess and such portion) at the time that the amount of such excess is finally determined, without any interest thereon.

(iv)	Each party agrees to notify the other party, in writing, of any claim that, if successful, would require the payment by the Company of a Gross-Up Payment or might entitle the Company to a refund of all or part of any previous Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive or Company is informed in writing of such claim or otherwise becomes aware of such claim. If notice of the claim arose as a result of a claim made against the Executive by a taxing authority, Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives notice to the Company. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: (A) give the Company any information reasonably requested by the Company relating to such claim, (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Executive and approved by the Company (with such approval not being unreasonably withheld), (C) cooperate with the Company in good faith in order to effectively contest such claim, and (D) permit the Company to reasonably participate in any proceedings relating to such claim. The Company shall bear and pay directly all costs and expenses (including legal fees and additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(v)	Notwithstanding the foregoing, the Company shall control all audits and proceedings taken in connection with any claim, audit or proceeding involving Excise Taxes or Gross-Up Payments and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of any such claim, audit or proceeding and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the tax in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such tax and sue for a refund, the Company shall advance the amount of such payment to the Executive, (including interest or penalties with respect thereto) and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. The Company shall be required to consult with and keep the Executive fully apprised of developments and actions being considered or taken with respect to such claim, audit or proceeding. The Company’s control of the contest shall be limited to issues with respect to which such a Gross-Up Payment would be payable or refundable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue. Each party agrees to keep the other party fully apprised of developments concerning such claim, audit or proceeding and to cooperate with the other in good faith in order to effectively resolve such claim, audit or proceeding.

(vi)	For purposes of this Subsection (c), a determination of whether a payment is subject to Excise Taxes, including but not limited to, a determination of change in control, shall be made pursuant to Code Section 280G.

10.     CONFIDENTIAL INFORMATION. The Executive recognizes and acknowledges that certain assets of the Company constitute Confidential Information. The term “Confidential Information” as used in this Agreement shall mean all information which is known only to the Executive or the Company, other employees of the Company, or others in a confidential relationship with the Company, and relating to the Company’s business including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary Company programs, sales products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time, which the Executive acquired or obtained by virtue of work performed for the Company, or which the Executive may acquire or may have acquired knowledge of during the performance of said work. The Executive shall not, during or after the Term, disclose all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Executive of his confidentiality obligations hereunder by law or in any judicial administrative proceeding (in which case, the Executive shall provide the Company with notice). In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or the Executive, the Executive shall deliver to the Company all documents and data pertaining to the Confidential Information and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. The Company acknowledges that prior to his employment with the Company, the Executive has lawfully acquired extensive knowledge of the industries and businesses in which the Company engages in business, and that the provisions of this Section 10 are not intended to restrict the Executive’s use of such previously acquired knowledge.

In the event that the Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Executive agrees to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement, and (c) assist the Company in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, the Executive shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement.

11.     NON-COMPETITION AND NONSOLICITATION. During the Term and for a period of 24 calendar months after the termination of the Executive’s employment (the “Noncompete Period”), the Executive shall not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner or in any other capacity whatsoever: (a) engage or assist others engaged, in whole or in part, in any business which is engaged in a business or enterprise that is substantially similar to the business that the Company was engaged in during the period of the Executive’s employment with the Company, or (b) without the prior consent of the Board, employ or solicit the employment of, or assist others in employing or soliciting the employment of, any individual employed by the Company at any time while the Executive was also so employed; provided, however, that the provisions of this Section 11 shall not apply in the event the Company materially breaches this Agreement or the Release.

Nothing in this Section 11 shall prohibit Executive from making any passive investment in a public company, or where he is the owner of five percent (5%) or less of the issued and outstanding voting securities of any entity, provided such ownership does not result in his being obligated or required to devote any managerial efforts.

The Executive agrees that the restraints imposed upon him pursuant to this Section 11 are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The parties further agree that, in the event that any provision of this Section 11 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

12.     INTELLECTUAL PROPERTY. During the Term, the Executive shall promptly disclose to the Company or any successor or assign, and grant to the Company and its successors and assigns without any separate remuneration or compensation other than that received by him in the course of his employment, his entire right, title and interest in and to any and all inventions, developments, discoveries, models, or any other intellectual property of any type or nature whatsoever (“Intellectual Property”), whether developed by him during or after business hours, or alone or in connection with others, that is in any way related to the business of the Company, its successors or assigns. This provision shall not apply to books or articles authored by the Executive during non-work hours, consistent with his obligations under this Agreement, so long as such books or articles (a) are not funded in whole or in part by the Company, and (b) do not contain any Confidential Information or Intellectual Property of the Company. The Executive agrees, at the Company’s expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.

13.	DISPUTES.

(a)  EQUITABLE RELIEF. The Executive acknowledges and agrees that upon any breach by the Executive of his obligations under Sections 10, 11, or 12 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

(b)  ARBITRATION. Excluding only requests for equitable relief by the Company under Section 13(a), in the event that there is any claim or dispute arising out of or relating to this Agreement or the breach hereof, and the parties hereto shall not have resolved such claim or dispute within 60 days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Montgomery county, Pennsylvania, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“Rules”), by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company or the Executive shall request, such arbitration shall be conducted by a panel of three (3) arbitrators, one selected by the Company, one selected by the Executive and the third selected by agreement of the first two arbitrators, or, in the absence of such agreement, in accordance with such Rules. Judgment upon the award rendered by such arbitrator(s) shall be entered in any Court having jurisdiction thereof upon the application of either party. The parties agree to use their reasonable best efforts to have such arbitration completed as soon as is reasonably practicable. Notwithstanding anything herein to the contrary, except as provided in 13(c) below, the losing party shall pay the reasonable costs and expenses (including reasonable attorney fees and expenses) of the prevailing party with respect to such arbitration, except the Executive, if he is the losing party, shall not be required to pay such expenses and costs if the claim relates to statutory discrimination claims that he would not otherwise be required to pay if such claim had been brought in a court of competent jurisdiction.

(c)  LEGAL FEES. The Company shall pay or promptly reimburse the Executive for the reasonable legal fees and expenses incurred by the Executive in successfully enforcing or defending any right of the Executive pursuant to this Agreement, even if the Executive does not prevail on each issue.

14.     INDEMNIFICATION. The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive, including the cost of legal counsel selected and retained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company or the REIT.

15.     COOPERATION IN FUTURE MATTERS. The Executive hereby agrees that for a period of 18 months following his termination of employment he shall cooperate with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive’s other commitments, and the Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.

16.	GENERAL.

(a)  NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 16(a).

If to the Company, to:	First States Group, L.P. 1725 The Fairway Jenkintown, PA 19046 Attn: NicholasS. Schorsch, President and Chief Executive Officer Facsimile: 215-887-2585

If to Executive, at his last residence shown on the records of the Company.

Any such notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, (iii) if mailed, five (5) days after being mailed, and (iv) on confirmed receipt if sent by written telecommunication or telecopy, provided a copy of such communication is sent by regular mail, as described above.

(b)  SEVERABILITY. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(c)  WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(d)  COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

(e)  ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services. This Agreement shall not be assignable by the Company except that the Company shall assign it in connection with a transaction involving the succession by a third party to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise). When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.

(f)  ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by the Executive and the Chief Executive Officer or a duly authorized representative of the Board (other than the Executive).

(g)  GOVERNING LAW. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

(h)  CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. Whenever any word is used herein in one gender, it shall be construed to include the other gender, and any word used in the singular shall be construed to include the plural in any case in which it would apply and vice versa.

(i)	PAYMENTS AND EXERCISE OF RIGHTS AFTER DEATH. Any amounts payable hereunder after the Executive’s death shall be paid to the Executive’s designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if she survives the Executive, and otherwise to his estate.

(j)  CONSULTATION WITH COUNSEL. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement.

(k)  WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required under federal, state or local law.

(l)  CONSUMER PRICE INDEX. For purposes of this Agreement, the term “CPI” refers to the Consumer Price Index as published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, All Items for Urban Wage Earners and Clerical Workers (1982-1984=100). If the CPI is hereafter converted to a different standard reference base or otherwise revised, the determination of the CPI adjustment shall be made with the use of such conversion factor, formula or table for converting the CPI, as may be published by the Bureau of Labor Statistics, or, if the bureau shall no longer publish the same, then with the use of such conversion factor, formula or table as may be published by an agency of the United States, or failing such publication, by a nationally recognized publisher of similar statistical information.

(m)  SURVIVAL. The provisions of Sections 8, 9, 10, 11, 12, 13, 14 and 15 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FIRST STATES GROUP, L.P.			LEE S. SALTZMAN

By:	First States Group, LLC
Its general partner

By:
	Name:	Nicholas S. Schorsch
	Title:	President and Chief Executive Officer

Dated: July 3, 2003			Dated: July 3, 2003

GUARANTEE:

For good and valuable consideration, including the Executive’s agreement to serve as an officer of American Financial Realty Trust, the obligations of First States Group, L.P. under this Employment Agreement, dated July, 2003, with Lee S. Saltzman, shall be guaranteed by American Financial Realty Trust.

AMERICAN FINANCIAL REALTY TRUST

By:
	Name:	Nicholas S. Schorsch
	Title:	President and Chief Executive Officer

Dated: July 3, 2003

EXHIBIT A

RELEASE AND WAIVER

This release and waiver (the “Termination Release”) is made as of the              day of             , 200             by              (the “Executive”).

WHEREAS, the Executive and First States Group, L.P. (the “Company”) have entered into an Employment Agreement (the “Agreement”) dated as of             , 2003 that provides for certain compensation and severance amounts upon his termination of employment; and

WHEREAS, the Executive has agreed, pursuant to the terms of the Agreement, to execute a release and waiver in the form set forth in this Release and Waiver (“Termination Release”) in consideration of the Company’s agreement to provide the compensation and severance amounts upon his termination of employment set out in the Agreement; and

WHEREAS, the Executive has incurred a termination of employment effective as of             , 20            ; and

WHEREAS, the Company and the Executive desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties, and obligations arising under the Agreement or otherwise out of the Executive’s employment by the Company.

NOW THEREFORE, intending to be legally bound and for good and valid consideration the sufficiency of which is hereby acknowledged, the Executive agrees as follows:

1.    RELEASE. In consideration for the payments to be made pursuant to the Agreement:

(a)  Executive knowingly and voluntarily releases, acquits and forever discharges the Company, and its respective owners, parents, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, divisions and subsidiaries (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against them which the Executive or any of his heirs, executors, administrators, successors and assigns (“Executive Persons”) ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the date of this Termination Release, including without limitation all claims for salary, bonuses, severance pay, vacation pay or any benefits arising under the Employee Retirement Income Security Act of 1974, as amended; any claims of sexual harassment, or discrimination based upon race, color, national origin, ancestry, religion, marital status, sexual orientation, citizenship status, medical condition or disability under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the American with Disabilities Act, Section 1981 of the Civil Rights Acts of 1866 and 1871, the Equal Pay Act, The Rehabilitation Act, The Consolidated Omnibus Budget Reconciliation Act, as amended, The Fair Labor Standards Act, as amended, and any other federal, state or local law prohibiting discrimination in

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employment; any claims of age discrimination under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, or under any other federal, state or local law prohibiting age discrimination; claims of breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any other employment-related tort; any claim for costs, fees, or other expenses, including attorneys fees; and all claims under any other federal, state or local laws relating to employment, except in any case to the extent such release is prohibited by applicable federal, state and/or local law.

(b)  Executive represents that he has not filed or permitted to be filed against the Releasees, any complaints, charges or lawsuits and covenants and agrees that he will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Releasees arising out of any matters set forth in Section 1(a) hereof. If Executive has filed a complaint, charge, grievance, lawsuit or similar action, he agrees to remove, dismiss or take similar action to eliminate such complaint, charge, grievance, lawsuit or similar action within five (5) days of signing this Termination Release.

(c)  Notwithstanding the foregoing, this Termination Release is not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (hereinafter referred to as the “EEOC”) in connection with any claim he believes he may have against the Company. However, Executive hereby agrees to waive the right to recover money damages in any proceeding he may bring before the EEOC or any other similar body or in any proceeding brought by the EEOC or any other similar body on his behalf. This Termination Release does not release, waive or give up any claim for workers’ compensation benefits, vested retirement or welfare benefits he is entitled to under the terms of the Company’s retirement and welfare benefit plans, as in effect from time to time, any right to unemployment compensation that Executive may have, or his right to enforce his rights under the Agreement.

2.    CONFIRMATION OF OBLIGATIONS. Executive hereby confirms and agrees to his continuing obligation under the Agreement after termination of employment not to directly or indirectly disclose to third parties or use any Confidential Information (as defined in the Agreement) that he may have acquired, learned, developed, or created by reason of his employment with the Company.

3.    CONFIDENTIALITY; NO COMPETITION; NONSOLICITATION. Executive hereby confirms and agrees to his confidentiality, nonsolicitation and non-competition obligations under the Agreement.

4.    NO DISPARAGEMENT. Each of the Executive and the Company agree not to disparage the other, including making any statement or comments or engaging in any conduct that is disparaging or derogatory toward the Executive or the Company, as the case may be, whether directly or indirectly, by name or innuendo; provided, however, that nothing in this Termination Release shall restrict communications protected as privileged under federal or state law to testimony or communications ordered and required by a court or an administrative agency of competent jurisdiction.

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5.    CONFIDENTIALITY. Each of the Executive and the Company agree to keep the terms of this Termination Release confidential and shall not disclose the fact or terms to third parties, except as required by applicable law or regulation or by court order; provided, however, that Executive may disclose the terms of this Termination Release to members of his immediate family, his attorney or counselor, and persons assisting him in financial planning or tax preparation, provided these people agree to keep such information confidential; provided, further, however, that the Company may disclose the terms of this Termination Release to its certified public accounts, outside counsel or others on a need to know basis, provided these people agree to keep such information confidential.

6.    ACKNOWLEDGMENT. The Company has advised the Executive to consult with an attorney of his choosing prior to signing this Termination Release and the Executive hereby represents to the Company that he has been offered an opportunity to consult with an attorney prior to signing this Termination Release. The Executive shall have forty-five (45) days to consider the waiver of his rights in this Termination Release, although he may sign this Termination Release sooner if he chooses. Once he has signed this Termination Release, the Executive shall have seven (7) additional days from the date of execution to revoke his consent to the waiver of his rights. If no such revocation occurs, the Executive’s waiver of rights in this Termination Release shall become effective seven (7) days from the date of execution by the Executive. In the event that the Executive revokes his waiver of rights in this Termination Release, this Termination Release will have no force and effect and no Severance Payments (as defined in the Agreement) shall be due or payable.

7.    GOVERNING LAW. This Termination Release shall be governed and construed in accordance with the laws of Commonwealth of Pennsylvania, without giving effect to principles of conflicts law.

IN WITNESS WHEREOF, the Executive has executed this Termination Release as of the day and year first above written.

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